UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 9, 2006

DEPOMED, INC.
(Exact name of registrant as specified in its charter)

001-13111
(Commission File Number)

California	94-3229046
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

1360 O’Brien Drive, Menlo Park, California  94025
(Address of principal executive offices, with zip code)

(650) 462-5900
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On August 9, 2006, Depomed, Inc. (the “Company”) entered into a lease agreement, effective as of July 28, 2006, with Menlo Business Park, LLC (“Menlo”) for approximately 9,255 square feet of general office space located at 1430 O’Brien Drive, Menlo Park, California.  The term of the lease is three years commencing on August 1, 2006, with an option exercisable by the Company to extend the lease term by five years.  The Company will pay approximately $15,733 per month in base rent, subject to adjustment under certain conditions, in addition to operating expenses and taxes for the lease term.

Also on August 9, 2006, the Company entered into amendments to its leases with Menlo for the Company’s premises at 1330 and 1360 O’Brien Drive, Menlo Park, California (the “Lease Amendments”).  The Lease Amendments, effective as of July 28, 2006, extend the term of the existing leases for fourteen months, through June 30, 2009, and provide for an option exercisable by the Company to further extend one or both of the lease terms for an additional five years.  All other material provisions of the leases remain the same, except for the monthly base rent during the extension periods, which will be $50,732 and $54,654 per month, respectively, beginning May 1, 2008, subject to adjustment under certain conditions, in addition to operating expenses and taxes for the duration of the lease term.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEPOMED, INC.

Date:	August 15, 2006	By:	/s/ John F. Hamilton
John F. Hamilton
Vice President and
Chief Financial Officer